Exhibit 3.1

Business Entity - Filing Acknowledgement 11/27/2023 Work Order Item Number: W2023112700713-3299508 Filing Number: 20233653909 Filing Type: Certificate Pursuant to NRS 78.209 Filing Date/Time: 11/27/2023 9:32:00 AM Filing Page(s): 1 Indexed Entity Information: Entity ID: C8119-1987 Entity Name: SEELOS THERAPEUTICS, INC. Entity Status: Active Expiration Date: None Commercial Registered Agent C T CORPORATION SYSTEM 701 S CARSON ST STE 200, Carson City, NV 89701, USA FRANCISCO V. AGUILAR Secretary of State DEPUTY BAKKEDAHL Deputy Secretary for Commercial Recordings STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE Commercial Recordings Division 401 N. Carson Street Carson City, NV 89701 Telephone (775) 684-5708 Fax (775) 684-7138 North Las Vegas City Hall 2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486-2880 Fax (702) 486-2888 The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, FRANCISCO V. AGUILAR Secretary of State Page 1 of 1 Commercial Recording Division 401 N. Carson Street

Filed in the Office of Secretary of State State Of Nevada Business Number C8119-1987 Filing Number 20233653909 Filed On 11/27/2023 9:32:00 AM Number of Pages 1